Exhibit 99.10

      Avocent Announces Expected Impairment Charge On Investment

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Dec. 8, 2004--On December 3, 2004, Avocent Corporation (NASDAQ:AVCT) concluded that it expects to incur an impairment charge of up to $3 million during the fourth quarter of 2004 related to its preferred stock investment in a privately held company. Avocent believes the investee's deteriorated financial condition and difficulty in raising additional capital indicate that Avocent's investment has become significantly devalued or worthless. The impairment charge will result in a non-recurring charge to earnings per share of approximately four to six cents per share under generally accepted accounting principles. Avocent has no contractual obligation to provide any additional investment or other financing beyond its present investment.
    Avocent's investment in the privately held company is one of only two equity investments held by Avocent. Avocent's other equity investment totals $450,000.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the valuation of Avocent's investment, the expected impairment charge against the investment asset, and the expected charge against earnings per share. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, valuation risks, and the accounting and tax treatment of the impairment charge. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

    CONTACT: Avocent Corporation, Huntsville
             Dusty Pritchett, 256-217-1300